July 25, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Registration Statement of Oaxaca Resources Corp. on Form S-1/A Amendment No. 1 of our audit report dated June 6, 2014 relating to the accompanying balance sheet as of April 30, 2014 and the related statements of operations, stockholders' equity, and cash flows for the period from inception (April 9, 2014) through April 30, 2014, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

July 25, 2014